FIRST AMENDING AGREEMENT
TO THE AMENDED AND RESTATED MANAGEMENT AGREEMENT

THIS FIRST AMENDING AGREEMENT made effective as of and from the 1st day of May, 2006.

AMONG:

IMA EXPLORATION INC., a company incorporated under the laws of the Province of British Columbia, and having its heads office located at 709 – 837 West Hastings Street, Vancouver, British Columbia V6C 3N6

(“Corporation”)

OF THE FIRST PART

AND:

OXBOW INTERNATIONAL MARKETING CORP., a company incorporated under the laws of the Province of British Columbia, and having an office located at 3860 Moscrop Avenue, Burnaby, British Columbia, V5G 2C9

(“Contractor”)

OF THE SECOND PART

WHEREAS:

A.

The parties have entered into an Amended and Restated Management Agreement made effective as of May 1, 2006 (the “Agreement”) providing for the terms of the delivery of and compensation for the Contractor’s services to the Corporation;

B.

The parties wish to amend the terms of the Agreement with effect from the effective date of the Agreement, being May 1, 2006, as set forth herein below.

NOW THEREFORE in consideration of the premises, the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Corporation, the parties hereto agree each with the other as follows:

1.

Definitions and Interpretation

1.1

Section 1.1.1 of the Agreement defining “Accrued Fees” is hereby amended by deleting “Consultant”, and inserting “Contractor”.

1.2

Section 1.1.3 of the Agreement defining “Annual Fee” is hereby amended to clarify that the sum of $250,000 per annum is exclusive of Goods and Services Taxes (GST) under the Excise Tax Act (Canada).

1.3

Section 1.1.11 of the Agreement defining “Services” is hereby amended to read “Joseph Grosso”, in place of “Joeseph Grosso”, and in the third line “but”, in place of “by”.

2.

Compensation

2.1

The following Section 3.6 is hereby added to the Agreement:

3.6

The Contractor shall be responsible for the payment of its income taxes and GST remittances, as may be required by any governmental entity with respect to compensation paid by the Corporation to the Contractor.

3.

Corporation’s Right to Terminate

3.1

Section 5.1 of the Agreement is hereby deleted and amended to read:

5.1

Cause.   The Corporation may terminate the Contractor’s engagement under this Agreement by delivering to the Contractor written notice of termination in the event that the Contractor or Joseph Grosso has acted with gross negligence or willful misconduct with respect to the business of the Corporation, provided that such gross negligence or willful misconduct has had a material and adverse effect on the Corporation, or has acted in any way which would permit the Corporation to terminate this Agreement “for cause” at common law.  In such event, the Agreement shall terminate on the date specified in such written notice.  Upon termination pursuant to this provision, the Contractor shall be entitled to receive and the Corporation shall pay to the Contractor within three Business Days after the date of such termination the aggregate of all Accrued Fees and Accrued Expenses to the date of termination.

3.2

Section 5.2 of the Agreement is hereby amended to delete therefrom (commencing in the second line thereof) the words “or any of its directors, officers or employees” and to add the words “or Joseph Grosso” in their place and stead.

3.3

Section 5.3 of the Agreement is hereby amended to delete therefrom (commencing in the second line thereof) the words “or any of its directors, officers or employees” and to add the words “or Joseph Grosso” in their place and stead.

3.4

Section 5.4 of the Agreement is hereby deleted in its entirety.

3.5

Section 5.5 of the Agreement is hereby amended to delete the words, “(c) an amount equal to the Annual Fee”, and to add the words, “(c) an amount equal to three times the Annual Fee.”

4.

Payments to Contractor

4.1

Section 6.1 of the Agreement in the third line, the word, “my” should read, “may”, in both places.

5.

General

5.1

In Sub-section 7.5(b) of the Agreement, the reference to “ IMA Explorations Inc.”, should read “IMA Exploration Inc.”.

5.2

Any capitalized words or expressions used herein and not otherwise expressly defined, shall have the same meanings as set forth in the Agreement.

5.3

The parties acknowledge and confirm that no party is in default of any terms of the Agreement, which is in good standing and full effect as of the date hereof.

5.4

Except as expressly amended hereby, the Agreement is hereby ratified, confirmed and approved by the parties.

5.5

Time shall be of the essence of the Agreement, as amended hereby.

5.6

This First Amending Agreement may be signed by the parties by fax or e-mailed copies, and in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have duly executed this First Amending Agreement the ______ day of November, 2008, but having effect as of the 1st day of May, 2006.

IMA EXPLORATION INC. Per: “David Horton” Authorized Signatory

OXBOW INTERNATIONAL MARKETING CORP. Per: “Joseph Grosso” Joseph Grosso, President

Made effective as of and from the 1st day of May, 2006.
BETWEEN: IMA EXPLORATION INC. AND: OXBOW INTERNATIONAL MARKETING CORP.
FIRST AMENDING AGREEMENT TO THE AMENDED AND RESTATED MANAGEMENT AGREEMENT